UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 15, 2013

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 15, 2013, The United Illuminating Company (UI), a subsidiary of UIL Holdings Corporation (NYSE:UIL), filed a formal application with the Public Utilities Regulatory Authority requesting an increase to its electricity distribution rates.

UI’s two year rate application includes amended rate schedules for distribution charges covering the two-year period beginning in July 2013.  The request seeks rates designed to produce additional revenues of approximately $69 million in rate year one (July 2013 – June 2014) and an additional $26 million in the rate year two (July 2014 – June 2015).  For rate year one, these additional revenues represent an increase of approximately 8.7% over the total revenues that would be expected under current rate schedules and projected sales on a total bill basis.  For rate year two, the additional revenues represent an increase of approximately 3.0% over rate year one revenues.  New distribution rates would be put in effect on January 1, 2014, coincident with the elimination of the Competitive Transition Assessment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 2/15/2013	By	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer